Exhibit 10.29

SENIOR MANAGEMENT AGREEMENT BY AND BETWEEN
HURON CONSULTING GROUP INC. AND
JAMES H. ROTH

SENIOR MANAGEMENT AGREEMENT
SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of January 1, 2025 (the “Effective Date”), by and between Huron Consulting Group Inc., a Delaware corporation (“Huron”), and James H. Roth (“Executive”).
PRELIMINARY RECITALS
A.WHEREAS, Huron and its affiliates are engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement (except where the context contemplates otherwise), the term the “Company” shall include Huron, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and
B.WHEREAS, Huron and Executive previously entered into one or more Senior Management Agreements; and
C.WHEREAS, this Senior Management Agreement will supersede and replace any prior Senior Management Agreements as of the Effective Date;
D.WHEREAS, the Company currently employs Executive as Vice Chairman, Client Services and wishes to continue said employment pursuant to the terms and conditions herein.
NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Employment.
1.1Title and Duties. The Company agrees to employ Executive, and Executive agrees to accept such employment with the Company, as Vice Chairman, Client Services for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall (a) carry out responsibilities and duties in the areas of client development and relationship management, market presence enhancement and cultural stewardship and talent development, as directed by the Chief Executive Officer of Huron (the “CEO”) and (b) perform board and governance related responsibilities, activities and duties as are customarily assigned to a Vice Chairman and as directed by the Chairman of the board. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company and its affiliates. Executive shall engage in travel as reasonably required in the performance of Executive’s duties. Executive acknowledges that Executive’s duties and responsibilities hereunder will require Executive’s full business time and effort and agrees that, during the Employment Period, Executive will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Executive’s duties hereunder; provided that Executive may, with the approval of the General Counsel and the board of directors of Huron

Consulting Group Inc. (the “Board”), serve on the board of other corporations or charitable organizations and engage in charitable activities, community affairs, and teaching. Executive became Vice Chairman of the Board as of January 1, 2023 and in such capacity shall continue to report to the Chairman of the Board.
1.2Employment Period. The employment of Executive under this Agreement shall continue from and after the Effective Date and shall continue through the first anniversary of the Effective Date (the “Initial Period”). No later than thirty (30) days prior to the end of the Initial Period, the parties will confer about extending the Employment Period and may renew and extend for an additional year or longer period subject to the approval of the Board. “Employment Period” shall mean the Initial Period and any extensions of Executive’s employment under this Agreement. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination prior to the date of expiration thereof pursuant to this Section 1.2 and Sections 1.3,
1.4 and 1.5.
1.3Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death.
1.4Termination by the Company.
(a)The Company may terminate Executive’s employment hereunder upon written notice to Executive as described in Section 10.5. Such termination shall be effective upon the date notice of such termination is given pursuant to Section 10.5 unless such notice shall otherwise provide.
(b)For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the CEO and the Board:
(i)the failure of Executive to perform Executive’s material duties (unless such failure relates to any disability, sickness or injury of Executive) which failure continues for twenty (20) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties and affording opportunity to cure;
(ii)commission by Executive of an act or omission (A) constituting
(x) a felony, (y) dishonesty with respect to the Company or (z) fraud, or (B) that
(x) could reasonably be expected to adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;
(iii)the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or non- observance described in clause (i) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non- performance or non-observance shall continue beyond a period of twenty (20) days immediately after written notice thereof given by the Company to Executive; or

(iv)any breach, non-performance or non-observance of any of Sections 6.3, 6.4, 6.5 or 6.6 of this Agreement; provided, that if such conduct occurs while Executive is employed hereunder, the Company shall allow Executive an opportunity for a hearing before the Board prior to any termination of Executive for Cause.
(c)Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive is eligible to receive benefits under the Company’s long-term disability plan then covering Executive.
1.5Termination by Executive. Except as otherwise provided herein, Executive shall give sixty (60) days' notice to the Company prior to the effectiveness of any resignation of Executive's employment with the Company.
2.Compensation.
2.1Base Salary. As consideration for the services of Executive hereunder, the Company shall pay Executive an annual base salary in the amount of $900,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The CEO shall perform an annual review of Executive’s compensation based on Executive’s performance of Executive’s duties. The term Base Salary shall include any changes to the Base Salary from time to time.
2.2Bonus Programs. For each calendar year during the Employment Period, Executive shall be eligible for an annual bonus based on Executive's performance of Executive's duties and the Company's other compensation policies (the "Annual Bonus"). For the 2025 calendar year, Executive’s target cash bonus will be $900,000, and Executive’s target equity bonus will be 20% of Executive’s Base Salary ($180,000). The actual Annual Bonus paid will be determined by the CEO and subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”) based on Executive’s performance and the performance of the Company. Except as otherwise described in this Agreement, Executive's right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the date the Annual Bonus is generally paid to executives of the Company. All equity awards
(i) are subject to the applicable granting agreement and the Amended and Restated Huron Consulting Group Inc. 2012 Omnibus Incentive Plan, as amended and (ii) shall vest in four equal installments, with one-fourth vesting on the first anniversary of the grant date and one-fourth vesting on each of the next three anniversaries of the grant date; provided, however, that no shares shall vest if Executive is not employed by the Company as of such vesting date.
3.    Equity Awards. Executive shall generally be eligible to participate in Huron's equity plans from time to time, with the amount of any equity awards, and the terms and conditions under which they are granted as determined by the CEO and subject to the approval of the Compensation Committee based on Executive's performance of Executive's duties and the Company's other compensation policies. Such equity awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement. Executive’s previously granted and outstanding equity awards shall continue to vest in accordance with the terms of the applicable equity award agreements, including but not limited to the 2021 Cash Retention Award. Outstanding Performance Share Awards that are subject to future Company performance shall continue to vest subject to the terms of the existing grant agreement; provided that Executive and the Company, subject to approval by the Compensation Committee, will mutually determine if changes to the 2022-2024 award agreement are warranted to reflect Executive’s time in the CEO role during the performance period.
4.Benefits and Expenses.
4.1Benefits. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its senior leadership employees from time to time, including but not limited to paid vacation, medical and dental insurance, and disability and life insurance at levels as are provided from time to time to senior leadership employees of the Company. In addition, Executive shall continue to be eligible to participate in the Northwestern executive physical program at the Company’s expense, and Executive shall be provided a dedicated office space on the 17th floor of the Company’s headquarter office.
4.2Business Expenses. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require. To the extent that any such reimbursements are taxable to Executive (“Taxable Reimbursements”), such reimbursements shall be paid to Executive only if (a) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement, and (b) the expenses are incurred during the Employment Period. With respect to any Taxable Reimbursements, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.
5.Compensation After Termination.
5.1Termination For Cause. If Executive’s employment is terminated by the Company for Cause then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).
5.2Termination Without Cause.
(a)If, Executive's employment is terminated by the Company without Cause, then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following amounts and benefits:

(i)An amount in cash equal to six (6) months’ Base Salary payable to Executive in one lump sum within sixty (60) days following Executive’s termination of employment;

(ii)Continuation of medical benefits for twelve (12) months upon the same terms as exist from time to time for active similarly-situated executives of the Company, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA; and
(iii)An amount in cash equal to the Annual Bonus that Executive would have earned for the year of termination had he remained employed for the year in which his termination occurs based on Executive’s performance, multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination) during the year of termination and the denominator of which is 365, which amount will be paid to Executive at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan.
(b)The Company shall have no other obligations under this Section 5.2 or otherwise with respect to Executive’s employment from and after the employment termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).
5.3Termination Due To Death, Permanent Disability. If Executive’s employment is terminated due to Executive’s Permanent Disability or if Executive dies during the Employment Period, then subject to the terms and conditions of this Agreement (a) Executive or Executive’s estate, as the case may be, shall be entitled to receive, in addition to any amounts Executive may be entitled to receive under the Company’s long-term disability plan or other benefit plans, payment of Base Salary through the date of termination, and (b) Executive and/or Executive’s eligible dependents shall receive continuation of medical, dental and vision benefits upon the same terms as exist immediately prior to the termination of employment for active senior leadership employees of the Company for the six (6)-month period immediately following the termination of employment (which benefits shall be considered part of, and not in addition to, any coverage required under COBRA). The Company shall have no other obligations under this Section 5.3 or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity). Subject to the terms and conditions of this Agreement, Executive or Executive’s estate shall also be entitled to receive the following amounts and benefits:
(a)        If Executive’s employment is terminated due to Executive’s Permanent Disability or Executive’s death during the Initial Period, an amount in cash equal to the then-prevailing target amount of Executive's Annual Bonus ("Target Bonus") for the year of death or disability multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination) during the year of termination and the denominator of which is 365, which amount will be paid to

Executive or Executive’s estate at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan.
(b)Vesting of any outstanding time-based equity awards and performance- based equity will be treated in accordance with the applicable equity agreement then in effect.
5.4 This Section Intentionally Left Blank
5.5 This Section Intentionally Left Blank
5.6General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits (including post-termination equity vesting) pursuant to Section 5.2 and 5.3 (in the event of termination on account of Executive’s Permanent Disability) (collectively, the “Severance Benefits”) is contingent upon Executive’s compliance with the covenants, representations, warranties and agreements set forth in Section 6 of this Agreement and, except for those payments and benefits required to be made or provided by law or pursuant to the express terms of a benefit plan or pursuant to the express terms of this Agreement without a Release (and other than those benefits to be provided upon death), such Severance Benefits shall be conditioned upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of Executive’s termination of employment (the “Release”); provided, however, that such Release shall not require Executive to relinquish any rights or claims that (a) arise after his execution of the Release, (b) relate to indemnification or liability insurance pursuant to the Company’s insurance plans, bylaws or applicable law, or (c) cannot be waived by law. If Executive fails to comply with the covenants set forth in Section 6 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any Severance Benefits. The Company shall provide Executive with the Release within five (5) days following his termination of employment.
6.Restrictive Covenants and Agreements.
6.1Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:
(a)the Company is and will be engaged in the Business during the Employment Period and thereafter;
(b)Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;
(c)the agreements and covenants contained in this Section 6 and Sections 7, 8 and 9 are essential to protect the Company and the confidentiality of its Confidential

Information (defined below) and near permanent client relationships as well as goodwill of he Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and
(d)Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.
(e)Executive agrees that the professional and financial benefits of the position in which Executive is being employed provided for in this Agreement (such as but not limited to Severance Pay rights) are adequate consideration to support Executive’s covenants in this Agreement (including but not limited to the post-employment obligations provided for in Section 6). Executive is not entering into, and will not be bound by any restriction that constitutes a “Noncompete covenant” within the meaning given this term under Section 5 of the Illinois Freedom to Work Act (“820 ILCS 90/5”) unless Executive’s actual or expected annualized rate of earnings with the Company exceed $75,000 per year (or $80,000 per year beginning on January 1, 2027, $85,000 per year beginning on January 1, 2032, and $90,000 per year beginning on January 1, 2037). Executive is not entering into, and will not be bound by any restriction that constitutes a “Nonsolicit covenant” within the meaning of this term under 820 ILCS 90/5 unless Executive’s actual or expected annualized rate of earnings with the Company exceed $45,000 per year (or $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and
$52,500 per year beginning on January 1, 2037).
(f)Executive acknowledges that Executive had fourteen (14) days or more to consider this Agreement before being required to sign it and if Executive has signed this Agreement before the expiration of the fourteen (14) day period, Executive did so of Executive’s own volition and Executive waives the remainder of the fourteen (14) day consideration period. Executive also acknowledges that Executive was advised to consult with an attorney before signing this Agreement.
6.2        Confidential Information. As used in this Section 6, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under Executive’s control.

6.3        Non-Disclosure. Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.
Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law- enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order
6.4Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.
Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that during the Employment Period and for the longer period (“Restricted Period”) thereafter of (i) the period for which Executive is entitled to receive severance payments under Section 5.2(a)(i), or (ii) twelve (12) months following any termination of employment with the Company, Executive will not, whether or not Executive is then self-employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company whom Executive:
(a)obtained as a Client for the Company; or
(b)consulted with, provided services for, supervised the provision of services for or learned Confidential Information about, during the twelve (12) month period immediately preceding termination of Executive’s employment; or

(c)submitted or assisted in the submission of a proposal or pitch for the provision of services during the six (6) month period immediately preceding termination of Executive’s employment.
“Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom Executive has submitted a proposal or pitch (or assisted in the submission of a proposal or pitch) to perform services during the six (6) month period immediately preceding termination of Executive’s employment. For the avoidance of doubt, for purposes of determining the Restricted Period, the period for which Executive is entitled to receive severance payments shall be determined based on the period of Base Salary that is to be paid to Executive as severance payments, regardless of the period over which the severance pay is actually paid.
6.5Non-Interference with Relationships. Executive shall not at any time during the Restricted Period directly or indirectly solicit, induce or encourage (a) any executive or employee or other personnel (including contractors) of the Company, or (b) any customer, Client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his/her/its relationship with the Company, for any reason whatsoever. Executive shall not hire or assist in the hiring of any executive or employee or other personnel (including contractors) of the Company for that same time period, whether or not Executive is then self-employed or employed by another business. Executive shall not at any time directly or indirectly make disparaging remarks about the Company.
6.6Noncompetition. While Executive is employed by the Company, and for the Restricted Period after Executive’s termination of employment with the Company (whether at the end of the Employment Period or thereafter) for any reason, Executive agrees that he will not directly or indirectly engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on any securities exchange) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in the Businesses; provided, however, that for any periods after Executive’s termination of employment with the Company, the Businesses shall include only those businesses that were conducted as part of the Businesses at the time of Executive’s termination of employment.
6.7Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 6.3, 6.4, 6.5 and 6.6 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.
6.8Representations and Warranties. Executive has made full disclosure to the Company concerning the existence of, and delivered copies of any documents relating to, any contractual arrangement (including, but not limited to, any non-compete or non-solicitation agreement) that Executive has with any current or former employer which agreement purports to be in effect as of the Effective Date or the dates of Executive’s intended employment with the Company (other than the Prior Agreement). Executive represents, warrants and covenants to the Company that (a) Executive is not a party to or bound by any employment agreement, noncompete, nonsolicitation (of customers or employees), nondisturbance (of customers, employees or vendors), or confidentiality agreement with any previous employer or any other person or entity that would be violated by Executive’s acceptance of this position or which would interfere in any material respect with the performance of Executive’s duties with the Company, and (b) that Executive will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive’s duties with the Company (except as may be permitted pursuant to non-disclosure agreements with clients).
7.Ownership of Intellectual Property. All intellectual property, ideas, inventions, writings, software and Confidential Information created or conceived by Executive alone or with others while employed with the Company that relate to the Company’s business or clients or work assigned to Executive by the Company (collectively, “Materials”) constitute “work made for hire” and are the exclusive property of the Company. If for any reason any Materials cannot legally constitute a “work made for hire,” then this Agreement shall operate as an irrevocable assignment and agreement to assign to the Company all right, title and interest in such Materials. Executive will promptly disclose to the Company in writing all Materials developed during his employment with the Company, and Executive will execute such documents as may be necessary to evidence his assignment(s) of all right, title and interest in Materials to the Company. If Executive claims ownership in any intellectual property, ideas or inventions that predate his employment with the Company, then Executive will disclose such claims in writing to the Company’s Human Resources Department before commencing any work for the Company.
8.Effect on Termination. If, for any reason, this Agreement shall terminate or Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in this Section 8 and Sections 6, 7, 9 and 10 hereof shall survive and thereafter remain in full force and effect.
9.Remedies.
9.1Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 6.3, 6.4, 6.5 and 6.6 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2Arbitration. Except as set forth in Section 9.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of September 1, 2007 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act or any similar federal, state or local statute.
10.Miscellaneous.
10.1Assignment. Executive may not assign any of Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
10.2Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.
10.3Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
10.4Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
10.5Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (c) transmitted by telecopy or electronic mail to the recipient. Such notices, demands and other communications shall be sent to the addresses indicated below:
To the Company:    Huron Consulting Group Inc.
550 West Van Buren Street Chicago, IL 60607
Attention:    Kristen Bruner
Email:    kbruner@hcg.com
To Executive:    James H. Roth

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three (3) business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by email.
10.6Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.
10.7Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.
10.8Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including the Prior Agreement, as amended.
10.9Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.
10.10No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
10.11Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.
10.12Additional Section 409A Provisions. Although any and all payments contemplated under this Agreement are intended to be exempt from Section 409A of the Code, if (a) any payment hereunder is ultimately subject to Section 409A of the Code, (b) such payment is to be paid on account of Executive’s separation from service (within the meaning of Section 409A of the Code), and (c) Executive is a “specified employee” (within the meaning of Section

409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether Executive has had a separation from service shall be determined in accordance with Section 409A of the Code. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled in connection with termination of employment comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Executive and on the Company). Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A of the Code, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409Aof the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.
COMPANY:
HURON CONSULTING GROUP INC.

By:	/s/ Kristen Bruner

Its:	CVP and Chief Human Resources Officer

Date:	2/26/2025

JAMES H. ROTH

By:	/s/ James Roth

Date:	2/26/2025